UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2013

PHAZAR CORP
(Exact name of registrant as specified in its charter)

Delaware	0-12866	75-1907070
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer dentification no.)

101 S.E. 25TH AVENUE, MINERAL WELLS, TEXAS	76067
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(940) 325-3301

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07       Submission of Matters to a Vote of Security Holders.

On July 24, 2013, PHAZAR CORP (“PHAZAR”) reconvened its Special Meeting of Stockholders that was originally convened on July 16, 2013 and adjourned to July 24, 2013 (the “Special Meeting”). The matters to be voted upon at the reconvened Special Meeting were (i) a proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2013 (the “Merger Agreement”), by and among PHAZAR, QAR Industries, Inc. (“QAR”) and Antenna Products Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Parent, pursuant to which (and subject to the conditions set forth therein) Merger Sub will merge with and into PHAZAR, with PHAZAR surviving as a private company wholly owned by Parent, and (ii) vote on a proposal to further adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the reconvened Special Meeting to approve the proposal to adopt the Merger Agreement. PHAZAR’s Board of Directors determined at the reconvened Special Meeting that it was unnecessary to solicit additional proxies, as there were sufficient votes to adopt the Merger Agreement. Therefore, the only proposal voted upon at the reconvened Special Meeting was the proposal to adopt the Merger Agreement.

There were 2,331,737 shares of PHAZAR Common Stock issued and outstanding on the voting record date for the Special Meeting. There were present at the reconvened Special Meeting in person or by proxy the holders of 1,768,649 shares of PHAZAR Common Stock, constituting a quorum. The result for the matter voted on was as follows:

1. Proposal to adopt the Merger Agreement.

FOR	AGAINST	ABSTAIN
1,245,826	519,503	3,320

The vote required to approve this matter was the affirmative vote of the holders of a majority of the outstanding shares of PHAZAR Common Stock as of the voting record date for the Special Meeting.  Accordingly, this matter was approved.

Item 8.01       Other Events.

On July 24, 2013, PHAZAR issued a press release announcing the stockholders’ adoption of the Merger Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press release dated July 24, 2013

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHAZAR CORP

Date: July 25, 2013
/s/ Deborah Inzer
Deborah Inzer
Vice President and Chief Financial Officer

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